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                              CONSENT OF FUTURE DIRECTOR

Board of Directors
American Champion Entertainment, Inc.


     I consent to the use of my name in the Prospectus of American Champion Entertainment, Inc., a Delaware corporation (the "Company") and to the references regarding my future position as a director of the Company under the heading "Management." My directorship will not become effective until after the effectiveness of the Registration Statement covering the shares of Common Stock and Warrants being offered pursuant to the Prospectus.


New York, New York


  June 16, 1997                    /s/ Alan Elkes
                               ---------------------------
                                  Alan Elkes

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